FOR IMMEDIATE RELEASE

For more information, contact:

Nicole Gibbs, (423) 457-4579

nicole.gibbs@capstarbank.com

CapStar Announces Christopher G. Tietz as Chief Banking Officer and

Christopher A. Higgins as Middle Tennessee Market President

NASHVILLE, June 12, 2023 (GLOBE NEWSWIRE) - CapStar Bank, a subsidiary of CapStar Financial Holdings (NASDAQ: CSTR), today announced the appointment of Christopher G. Tietz into the newly created position of Chief Banking Officer where he will lead planning and oversight of the company's banking and specialty banking divisions.

Tietz joined CapStar in 2016 as Chief Credit Officer and has been instrumental in repositioning the company as a leading full-service financial institution throughout local markets. Since April 2021, he has served as EVP of Specialty Banking with responsibility for the company’s CRE, Mortgage, SBA, Southland Finance, Tri-Net, and Valley Title divisions. Previously, Tietz held various Chief Credit Officer positions and served First American National Bank for 15 years in numerous roles of increasing responsibility, including Commercial Relationship Manager. Tietz holds a bachelor's degree from University of Alabama.

Additionally, Christopher "Chip" A. Higgins has joined CapStar as Middle Tennessee Market President where he will lead community engagement, business development, and customer service in the greater Nashville metropolitan area. CapStar’s current Middle Tennessee presence includes six banking offices, nine Commercial Relationship Managers, and two Wealth Advisors. Higgins succeeds Kenneth E. Webb, a founding member of CapStar, who has informed the company of his intention to retire on December 31, 2023.

Higgins has worked nearly his entire 39-year banking career in the Nashville market. Most recently serving as Market President for two community banks, Higgins' previous experience includes eight years at Pinnacle Bank and 10 years at First Horizon Bank where he led each organization's company-wide Business Banking Divisions. He began his career at First American National Bank where he served 15 years in retail banking management, as a Commercial Relationship Manager and Commercial Relationship Manager Team Lead, and ultimately as the company’s Small Business Markets Director. Higgins holds a Master of Business Administration and bachelor's degree from University of North Carolina.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of March 31, 2023, on a consolidated basis, CapStar had total assets of $3.2 billion, total loans of $2.4 billion, total deposits of $2.8 billion, and shareholders’ equity of $353.9 million.

Visit www.capstarbank.com for more information.

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